Exhibit 4(b)


                              CAPITAL BRANDS, INC.
                        1225 BROKEN SOUND PARKWAY, N.W.
                                    SUITE A
                              BOKA RATON, FL 33481

                                  May 30, 1996

SHULMAN & ASSOCIATES, INC.
7777 Glades Road, Suite 201
Boca Raton, Florida 33434

Gentlemen:

     This letter shall serve to memorialize a understanding made on January 12, 1996 between Shulman & Associates, Inc. and Compscript, Inc. a majority owned subsidiary of Capital Brands pursuant to which Shulman & Associates provided a series of consulting services to Compscript principally in connection with the share exchange between Capital and Compscript.

     In connection with such consulting services, you are entitled to receive 300,000 (such amounts have been adjusted for Capital's 1 for 8 reverse stock split) options to purchase an equivalent number of shares of Capital Brands' Common Stock at an exercise price of $1.00 per share for a three year period expiring January 12, 1999.

     If this accurately sets forth the agreement between the parties, please indicate your acceptance by signing in the space provided below and returning a copy to the undersigned.

                                             Very truly yours,

                                             CAPITAL BRANDS, INC.

                                             By: /s/ BRIAN A. KAHAN
                                                --------------------------------
                                                Brian A. Kahan, Chief Executive
                                                  Officer

ACCEPTED AND AGREED TO THIS
6TH DAY OF JUNE, 1996.

SHULMAN & ASSOCIATES, INC.

By: /s/ MANNY SHULMAN
    -------------------------------
    Manny Shulman, President